Exhibit 10.1

Turtle Beach Corporation
Amended and Restated Retention Plan
Plan Document

ARTICLE I
PURPOSE
The purpose of the Turtle Beach Corporation (the “Company”) Retention Plan (this “Plan”) is to encourage the continued employment of certain employees of the Company in the event of a Change in Control.

ARTICLE II
DEFINITIONS
“Administrator” means the committee appointed by the Board to administer the Plan.
“Base Pay” means the Participant’s annual base salary at the rate in effect as of the day prior to his or her termination of employment.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “cause” is not defined therein, “Cause” shall mean: (a) the Participant’s conviction of or plea of guilty or nolo contendere to a felony; (b) a determination by the Board that the Participant committed fraud, misappropriation or embezzlement against any person; (c) the Participant’s material breach of the terms of any material written agreement with the Company or any affiliate to which Participant is a party; (d) the Participant’s willful misconduct or gross neglect in performance of Participant’s duties; or (e) the Participant’s failure or refusal to carry out material responsibilities reasonably assigned by the Board or the Company’s Chief Executive Officer to the Participant; provided, however, that with respect to subsections (c), (d) and (e) above, Cause will only be deemed to occur after written notice to the Participant of such action or inaction giving rise to Cause and the failure by the Participant to cure such action or inaction (which is capable of cure) within 30 days after written notice.
“Change in Control” means, any of the following events occurring after the date hereof: (a) a “person” (as such term in used in Sections 13(d) and 14(d) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) directly or indirectly, at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (c) the sale or other disposition of all or substantially all of the Company’s assets. Notwithstanding anything in the Plan to the contrary, no event that would be a Change in Control as defined above shall be a

Change in Control unless such event also constitutes a “change in control event” as defined in Section 409A.
“Good Reason” shall have the meaning ascribed to it in a Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “good reason” is not defined therein, “Good Reason” shall mean: (a) a material diminution, without a Participant’s consent, in such Participant’s title, duties or responsibilities as in effect immediately before such diminution; (b) a material breach by the Company of any written employment agreement between a Participant and the Company; (c) a material reduction in a Participant’s base salary or target bonus opportunity by the Company or (d) the relocation of Participant’s primary office location more than 50 miles from the original office location; in each case, after written notice to the Company thereof and the Company’s failure to remedy such diminution, breach, reduction or relocation within 30 days thereafter and where the Participant actually terminates employment within 60 days after the expiration of such cure period.
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
“Participant” means an employee of the Company who is designated by the Board as being covered by the Plan and executes a retention plan letter agreement in form and substance satisfactory to the Company.
“Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations
“Target Bonus” means a Participant’s annual target bonus under the Company’s Management Incentive Plan for the calendar year in which the Transaction Date occurs.
“Transaction Date” means the date upon which a Change in Control occurs.

ARTICLE III
ELIGIBILITY
Any employee of the Company designated in writing by the Board is eligible to participate in the Plan.

ARTICLE IV
SEVERANCE
If a Participant is terminated by the Company without Cause or a Participant terminates his or her employment for Good Reason during the one year period following a Change in Control, then subject to the Participant’s execution and non-revocation of a general release in form and substance satisfactory to the Company, the Participant will be entitled to the following: (i) payment of any portion of the Participant’s annual bonus under the Company’s Management Incentive Plan for the calendar prior to the one in which the Transaction Date occurs that has not been paid prior to the Participant’s termination date; (ii) a lump-sum payment equal to the Participant’s Target Bonus for the year of termination multiplied by (x) the greater of 50% or the percentage of such year that the Participant was employed by the Company, or (y) 100% if the Participant is further designated by the Board as an “Extended Participant”; (iii) continuation of the Participant’s Base Pay for six (6) months (or twelve (12) months if an Extended Participant) from the termination date of the Participant’s employment in accordance with the Company’s ordinary payroll practices; (iv) if the Participant elects coverage under COBRA, reimbursement for the full amount of premiums for such continuation coverage for a period of six (6) months (or twelve (12) months if an Extended Participant); provided, that, if a Participant is entitled to severance benefits under such Participant’s employment agreement, then the Participant shall only be entitled to the larger benefit for each of the items above as between the severance benefits in such employment agreement and under this Plan, but not both.
ARTICLE V
ADMINISTRATION
The Administrator shall administer the Plan and shall have the power to implement, operate and interpret the Plan in its discretion and, further, to take such other action as the Administrator deems appropriate under the circumstance in light of the purpose of the Plan, including, but not limited to, substituting the severance benefits under Article IV with payments or benefits of reasonably equivalent value. In all cases, the rights and benefits of Participants under the Plan shall be governed solely by the terms and conditions of the Plan. Interpretation and application of the Plan, including the construction of all Plan provisions and the determination of eligibility for benefits, shall be made by the Administrator, and are within the Administrator’s sole and absolute discretion.
ARTICLE VI
MISCELLANEOUS
6.1.    Amendment. Prior to the Transaction Date, the Plan may be amended at any time by the Administrator. On or after Transaction Date, the Plan may not be amended.
6.2.    Termination. Prior to the Transaction Date, the Company may terminate the Plan at any time by providing written notice to the Participants. If the Plan is terminated, then no Participant shall be entitled to any payments hereunder.
6.3.    Withholding. The Company shall have the right to reduce any payment under the Plan to satisfy any requirement under federal, state, local or other applicable law to withhold taxes or otherwise make deductions from any benefit payable under the Plan. Except as specifically provided otherwise in the Plan, each Participant shall be responsible for all taxes applicable to amounts payable under the Plan.
6.4.    Right to Employment; Entire Agreement. Nothing in the Plan shall be construed as giving any Participant the right to continue in the employment of the Company. Nothing in the Plan shall diminish the Company’s right to terminate a Participant’s employment at any time for any reason. The Plan (and the retention plan letter agreement executed by each Participant) constitutes the entire understanding and agreement between the Company and each Participant concerning the subject matter hereof. The Plan supersedes all prior written or oral agreements or understandings existing between the Parties concerning the subject matter hereof.

6.5.    Successors; No Assignment. The provisions of the Plan are legally binding upon and will inure to the benefit of Company and their respective successors and assigns. A Participant may not, except by the laws of descent and distribution, alienate, assign, transfer or otherwise encumber any of his or her benefits under the Plan for any purpose whatsoever, and any attempt to do so shall be disregarded as null and void.
6.6.    Governing Law and Construction. The Plan shall be construed in accordance with the law of the State of California, without regard to conflict of laws provisions, to the extent not preempted by federal law.
6.7.    Section 409A. The Plan is intended to comply with Section 409A, or an exemption thereto. Payments may only be made under the Plan upon an event and in a manner permitted by Section 409A, to the extent applicable, and payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of a payment, and, if required by Section 409A, if a payment that is subject to execution of a general release could be made in more than one calendar year, based on timing of the execution of the general release, payment shall be made in the later calendar year. Notwithstanding the foregoing, although the Company has made every effort to ensure that the payments provided under the Plan comply with, or are exempt from, Section 409A, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” of a publicly traded corporation (within the meaning of Section 409A) and if payment of any amount under the Plan is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period (or within sixty (60) days after death, if earlier).
Adopted this 18th day of November, 2021.

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